Exhibit 23.1


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
Manhattan Pharmaceuticals, Inc.
(A development stage company)

We have audited the accompanying balance sheets of Manhattan Pharmaceuticals, Inc. (a development stage company) as of September 30, 2002 and December 31, 2001 and the related statements of operations, changes in stockholders' deficiency and cash flows for the nine months ended September 30, 2002, for the period from August 6, 2001 (inception) to December 31, 2001 and for the period from August 6, 2001 (inception) to September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Manhattan Pharmaceuticals, Inc. as of September 30, 2002 and December 31, 2001, and the results of its operations and its cash flows for the nine months ended September 30, 2002, for the period from August 6, 2001 (inception) to December 31, 2001 and for the period from August 6, 2001 (inception) to September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has a net loss from operations of $892,365 since inception, a negative cash flow from operating activities of $626,721 since inception, a working capital deficiency of $839,482 and a stockholders' deficiency of $830,776. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters is so described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WEINBERG & COMPANY, P.A.

Boca Raton, Florida
November 1, 2002